Exhibit 10.1

Name:	[•]
Target Number of Share-denominated Performance Restricted Stock Units subject to Award:	[•]
Target Number of Tranche 1 Units subject to Award:	[•] (50% of Award)
Target Number of Tranche 2 Units subject to Award:	[•] (50% of Award)
Date of Grant:	[•]

Comfort Systems USA, Inc.

2017 Omnibus Incentive Plan

Share-denominated Performance Restricted stock unit Agreement

This Share-denominated Performance Restricted Stock Unit Agreement (the “Agreement”) is made, effective as of the date of grant set forth above (the “Grant Date”) between Comfort Systems USA, Inc., a Delaware corporation (the “Company”), and the individual set forth above (the “Participant”).

1.Restricted Stock Unit Award.  The Participant is hereby awarded, pursuant to the Comfort Systems USA, Inc. 2017 Omnibus Incentive Plan (as amended from time to time, the “Plan”), and subject to its terms, an award (this “Award”) consisting of the target number of Share-denominated Performance Restricted Stock Units (the “Units”) set forth above (the “Target Award”).  Each Unit entitles the Participant to the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan, one share of Common Stock (the “Shares”), subject to adjustment pursuant to Section 10 of the Plan in respect of transactions occurring after the date hereof.  The percentage of the Target Award that may be earned will be determined in accordance with Section 3 below.

2.Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.  The following terms shall have the following meanings:

(a) “Adjusted EPS” shall mean diluted EPS reported in the Company’s audited annual financial statements, as disclosed in the earnings press release, with the following adjustments: (i) adding back (A) goodwill and other long-lived asset impairments, (B) write-off of debt issue costs, and (C) restructuring charges; and (ii) removing the effect of (A) any cumulative effect of a change in accounting principles, and (B) other unusual or infrequently occurring gains or losses as determined by the Compensation Committee, such as gains or losses associated with a change in control or a divestiture, impacts of tax law changes, and gain or loss on early retirement of debt.

(b) “Annual Adjusted EPS Percentage” shall mean for any fiscal year, a fraction (expressed as a percentage) equal to (i) the Company’s Adjusted EPS for the fiscal year, divided by (ii) the Annual Adjusted EPS Target for the fiscal year.

(c) “Annual Adjusted EPS Target” shall have with respect to any fiscal year, unless otherwise provided by the Committee, the same meaning as under the Company’s 2017 Senior Management Annual Performance Plan, or any successor plan or arrangement.

(d) “Annual Total Shareholder Return Rank” shall mean for each fiscal year, a fraction (expressed as a percentage) equal to (i) the number of companies in the Peer Group in respect of which the Company’s Total Shareholder Return for the fiscal year equals or exceeds each such Peer Group company’s Total Shareholder Return for the fiscal year, divided by (ii) the total number of companies in the Peer Group.

(e)  “Peer Group” shall mean the companies set forth on Schedule A hereto, as amended from time to time; provided, that a member of the Peer Group shall be dropped therefrom (i) if the Peer Group company ceases to be a publicly traded company or (ii) upon the announcement of a definitive agreement for (x) the acquisition of the Peer Group company, (y) the acquisition of 65% or more of the gross assets of the Peer Group company or (z) the merger of the Peer Group company with another company or companies where the Peer Group company’s then current board of directors will not constitute a majority of the board of directors of the surviving corporation.

(f) “Performance Period” shall mean the period consisting of the Company’s [•], [•] and [•] fiscal years.

(g) “Total Shareholder Return” shall mean, with respect to each company in the Peer Group, an amount equal to (i) (x) the average closing price per share of the Peer Group company’s common stock during the thirty (30) consecutive days preceding December 31st of the fiscal year over (y) the average closing price per share of the Peer Group company’s common stock during the thirty (30) consecutive days following January 1st of the fiscal year, plus (ii) the amount of any dividends paid by the Peer Group company on a per share basis (calculated as if such dividends had been reinvested in the applicable company’s common stock).

(h) “Total Shareholder Return Rank” shall mean a fraction (expressed as a percentage) equal to (i) the sum of each Annual Total Shareholder Return Rank for each fiscal year in the Performance Period, divided by (ii) the number of fiscal years in the Performance Period.

3.Vesting.

(a)Tranche 1 Units: The Tranche 1 Units shall become earned under this Agreement (the “Earned Tranche 1 Units”) based on the Total Shareholder Return Rank for the Performance Period (as described below) and, unless earlier cancelled and forfeited in accordance with the Plan and this Agreement, any Earned Tranche 1 Units shall become fully vested on the Determination Date, provided the Participant has remained continuously employed by the Company or its Affiliates through the first business day of the calendar year following the last day of the Performance Period.  The number of Earned Tranche 1 Units shall be equal to the target number of Tranche 1 Units (identified above) multiplied by the Tranche 1 Relative Performance Multiplier (as defined herein).  The “Tranche 1 Relative Performance Multiplier” will be determined by comparing the Company’s Total Shareholder Return to the Total Shareholder Return of each of the companies in the Peer Group during the Performance Period (determined in the manner set forth below).

(i) If the Company’s Total Shareholder Return Rank is below 25%, the Tranche 1 Relative Performance Multiplier shall be 0.

(ii) If the Company’s Total Shareholder Return Rank is equal to 25%, the Tranche 1 Relative Performance Multiplier shall be equal to 0.5.  If the Company’s Total Shareholder Return Rank is equal to 50%, the Tranche 1 Relative Performance Multiplier shall be equal to 1.  If the Company’s Total Shareholder Return Rank is between 25% and 50%, the Tranche 1 Relative Performance Multiplier will be determined using a straight line interpolation (between 0.5 and 1).

(iii) If the Company’s Total Shareholder Return Rank is greater than or equal to 75%, the Tranche 1 Relative Performance Multiplier shall be equal to 2.  If the Company’s Total Shareholder Return Rank is between 50% and 75%, the Tranche 1 Relative Performance Multiplier will be determined using a straight line interpolation (between 1 and 2).

(b) Tranche 2 Units:  The Tranche 2 Units shall become earned under this Agreement (the “Earned Tranche 2 Units”) based on the Company’s Annual Adjusted EPS Percentage for the first fiscal year of the Performance Period (as described below) and, unless earlier cancelled and forfeited in accordance with the Plan and this Agreement, any Earned Tranche 2 Units shall become fully vested on the Determination Date, provided the Participant has remained continuously employed by the Company or its Affiliates through the first business day of the calendar year following the last day of the Performance Period.  The number of Earned Tranche 2 Units shall be equal to the target number of Tranche 2 Units (identified above) multiplied by the Tranche 2 Relative Performance Multiplier (as defined herein).  The “Tranche 2 Relative Performance Multiplier” will be determined based on the Company’s Annual Adjusted EPS Percentage for the first fiscal year of the Performance Period (determined in the manner set forth below).

(i) If the Company’s Annual Adjusted EPS Percentage is below 70%, the Tranche 2 Relative Performance Multiplier shall be 0.

(ii) If the Company’s Annual Adjusted EPS Percentage is equal to 70%, the Tranche 2 Relative Performance Multiplier shall be equal to 0.50.  If the Company’s Annual Adjusted EPS Percentage is equal to 100%, the Tranche 2 Relative Performance Multiplier shall be equal to 1.  If the Company’s Annual Adjusted EPS Percentage is between 70% and 100%, the Tranche 2 Relative Performance Multiplier will be determined using a straight line interpolation (between 0.50 and 1).

(iii) If the Company’s Annual Adjusted EPS Percentage is greater than 120%, the Tranche 2 Relative Performance Multiplier shall be equal to 2.  If the Company’s Annual Adjusted EPS Percentage is between 100% and 120%, the Tranche 2 Relative Performance Multiplier will be determined using a straight line interpolation (between 1 and 2).

(c)Rule of 75.  Notwithstanding anything to the contrary in this Section 3, if the Participant retires from the Company at a time when the sum of his or her age in whole years (but which partial years may be combined with partial years of service to the extent that such combination equates to a whole year) and his or her years of service with the Company (as determined in a manner consistent with the method used for purposes of determining vesting under the Comfort Systems USA, Inc. 401(k) Plan) is at least 75, the Units shall remain outstanding following such retirement and the Participant shall be deemed to satisfy the continuous employment condition set forth in Sections 3(a) and 3(b) and the Tranche 1 Units and Tranche 2 Units shall remain eligible to vest on the Determination Date.  The number of Earned Tranche 1 Units and Earned Tranche 2 Units will in each case be determined in accordance with the provisions of Sections 3(a) and 3(b), provided, however, that the maximum number of Earned Tranche 1 Units shall not exceed the number of Tranche 1 Units that would become Earned Tranche 1 Units if the Company’s Total Shareholder Return Rank was equal to 50% and the number of Earned Tranche 2 Units shall not exceed the number of Tranche 2 Units that would become Earned Tranche 2 Units if the Company’s Annual Adjusted EPS Percentage was equal to 100%.

(d) Change in Control. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in the event that the Participant is party to a Change in Control Agreement with the Company and a Change in Control (as defined in such agreement) is consummated prior to the Determination Date, then the Units that vest in accordance with such Change in Control Agreement (subject to the terms and conditions thereof) shall equal the sum of (i) the number of Tranche 1 Units that would become Earned Tranche 1 Units if the Company’s Total Shareholder Return Rank was equal to 50% and (ii) the number of Tranche 2 Units that would become Earned Tranche 2 Units if the Company’s Annual Adjusted EPS Percentage equals  100%, and in either case, treating the date of such Change in Control as the Determination Date, provided that, subject to the proviso in Section 3(c) above, if such Change in Control occurs following the end of the Performance Period (or, with respect to the Tranche 2 Units, the first fiscal year of the Performance Period), the number of Tranche I Units or Tranche II Units that vest in accordance with such Change in Control Agreement shall not be fewer than the number of Tranche 1 Units or Tranche 2 Units, as applicable, that would become earned based on performance through the Performance Period (or, for the Tranche 2 Units, the first fiscal year thereof).

(e) No Tranche 1 Units or Tranche 2 Units shall vest or become earned hereunder until the Committee has determined and certified the attainment of the Company’s Total Shareholder Return Rank and the Company’s Annual Adjusted EPS Percentage for the first fiscal year of the Performance Period, which determination and certification shall occur in the first calendar quarter following the end of the Performance Period.  The date of such determination and certification is referred to as the “Determination Date”.

4.Delivery of Shares.  The Company shall effect delivery of the Shares with respect to such vested portion to the Participant (or, in the event of the Participant’s death, to the Designated Beneficiary) as soon as practicable following the end of the Performance Period, but in all events in the calendar year immediately following the last day of the Performance Period or, if earlier and if the Participant is party to a Change in Control Agreement with the Company, as soon as practicable following a Change in Control that is consummated during the Performance Period (provided that such Change in Control is a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations), but in all events within sixty (60) days following such Change in Control.  No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee.

5.Dividends; Other Rights.  This Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant.  The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which such Shares are delivered to the Participant hereunder.  The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.

6.Certain Tax Matters.  The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to this Award.  The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon the vesting and settlement of this Award (or any portion thereof), are subject to the Participant’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Committee in its discretion) all taxes required to be withheld, if any, in respect of this Award.  The Participant shall, at his or her election, be permitted to satisfy the statutory minimum amount of such tax obligations by (i) authorizing the Company to withhold a number of Shares or (ii) transferring to the Company shares of Common Stock owned by the Participant, in each case, having an aggregate Fair Market Value (measured on the date such Shares would otherwise be delivered or are transferred to the Company, as applicable) sufficient to satisfy such obligations.  No Shares will be transferred in satisfaction of this Award (or any portion thereof) unless and until the Participant or the person then holding this Award has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by holding this Award the Participant shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Committee with respect to the payment of such taxes.  The Participant also authorizes the Company and its Affiliates to withhold such amounts from any amounts otherwise payable to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his or her obligations under the preceding provisions of this Section 6.

7.Nontransferability.  This Award may not be transferred except as expressly permitted under Section 9(g) of the Plan.

8.Effect on Employment or Service Rights.  Neither the grant of this Award, nor the delivery of Shares under this Award in accordance with the terms of this Agreement, shall give the Participant any right to be retained in the employ or service of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her employment relationship with the Company at any time.

9.Non-Competition; Non-Solicitation.  The Participant will not, during the period of his or her employment by or with the Company or any of its Affiliates, and for a period of twelve (12) months immediately following the termination of his or her employment with the Company and its Affiliates, for any reason whatsoever, directly or indirectly, on his or her own behalf or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

(a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, or make or guarantee loans or invest, in or for any business engaged in the business of mechanical contracting services, including heating, ventilation and air conditioning, plumbing, fire protection, piping and electrical and related services (“Services”) in competition with the Company or any of its Affiliates within seventy-five (75) miles of where the Company or any affiliated operation or Affiliate conducts business if within the preceding two (2) years the Participant has had responsibility for, or material input or participation in, the management or operation of such other operation or Affiliate;

(b) call upon any person who is, at that time, an employee of the Company or any of its Affiliates in a technical, managerial or sales capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any Affiliate;

(c) call upon any person or entity which is at that time, or which has been within two (2) years prior to that time, a customer of the Company or any Affiliate for the purpose of soliciting or selling Services; or

(d) call upon any prospective acquisition candidate, on the Participant’s own behalf or on behalf of any competitor, which acquisition candidate either was called upon by the Participant on behalf of the Company or any Affiliate or was the subject of an acquisition analysis made by the Participant on behalf of the Company or any Affiliate for the purpose of acquiring such acquisition candidate.

(e) Notwithstanding the above, the foregoing agreements and covenants set forth in this Section 9 shall not be deemed to prohibit the Participant from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or on an over-the-counter or similar market.  It is specifically agreed that the period during which the agreements and covenants of the Participant made in this Section 9 shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of this Section 9.

(f) If the Company determines that the Participant is not in compliance with the agreements and covenants set forth in this Section 9, and such non-compliance has not been authorized in advance in a specific written waiver from the Company, the Committee may, without limiting other remedies that may be available to the Company, cause all or any portion of this Award to be forfeited, whether or not previously vested, and may require the Participant to remit or deliver to the Company the amount of any consideration received by the Participant upon the sale of any Shares delivered under this Award.  The Participant acknowledges and agrees that the calculation of damages from a breach of the foregoing agreements and covenants would be difficult to calculate accurately and that the remedies provided for herein are reasonable and not a penalty.

10.Governing Law.  This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

11.General.  This Award is subject to the Plan.  In the event of a conflict between the terms of this Award and the Plan, the Plan shall govern.  For purposes of this Award and any determinations to be made by the Committee hereunder, the determinations by the Committee shall be binding upon the Participant and any transferee.

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By acceptance of this Award, the Participant agrees to be subject to the terms of the Plan. The Participant further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

Executed as of the ___ day of [•], [•].

Company:	COMFORT SYSTEMS USA, INC.

By:
Name:
Title:

Participant:
Name: [•]

Address:

[Signature Page to Share-denominated Performance Restricted Stock Unit Agreement]